EXHIBIT 10.22

FINANCIAL ADVISORY AND CONSULTING AGREEMENT

     This Agreement is made and entered into as of this      day of     , 2002, by and between ANTEX BIOLOGICS INC., a Delaware corporation (the “Company”), and ROAN/MEYERS ASSOCIATES, L.P. (the “Consultant”).

     In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.     Purpose. The Company hereby retains the Consultant during the term specified in Section 2 hereof to render consulting advice to the Company as an investment banker relating to financial and similar matters, upon the terms and conditions as set forth herein.

     2.     Term. Subject to the provisions of Sections 8, 9 12(b) and 12(c) hereof, this Agreement shall be effective for a period of twenty-four (24) months commencing      , 2002.

     3.     Duties of Consultant. During the term of this Agreement, the Consultant will provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that the Consultant shall not be required to undertake duties not reasonably within the scope of the consulting advisory service contemplated by this Agreement. In performance of these duties, the Consultant shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of the Consultant’s advice is not measurable in any quantitative manner, and that the Consultant shall be obligated to render advice, upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in doing so. The Consultant’s duties may include, but will not necessarily be limited to:

     (a)  Providing sponsorship and exposure in connection with the dissemination of corporate information regarding the Company to the investment community at large under a systematic planned approach.

     (b)  Rendering advice and assistance in connection with the preparation of annual and interim reports and press releases.

     (c)  Arranging, on behalf of the Company and its representatives, at appropriate times, meetings with securities analysts of major regional investment banking firms.

     (d)  Assisting in the Company’s financial public relations, including discussions between the Company and the financial community.

     (e)  Rendering advice with regard to internal operations, including:

(i) advice regarding formation of corporate goals and their implementation;

(ii) advice regarding the financial structure of the Company and its divisions or subsidiaries or any programs and projects of such entities;

(iii) advice concerning the securing, when necessary and if possible, of additional financing through banks, insurance companies and/or other institutions; and

(iv) advice regarding corporate organization and personnel.

     (f)  Rendering advice with respect to any acquisition program of the Company.

     (g)  Rendering advice regarding a future public or private offering of securities of the Company or of any subsidiary.

     4.     Relationships with Others. The Company acknowledges that the Consultant and its affiliates are in the business of providing financial services and consulting advice (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict the Consultant or its affiliates from rendering such services or advice to others.

     5.     Consultant’s Liability. In the absence of gross negligence or willful misconduct on the part of the Consultant, or the Consultant’s breach of this Agreement, the Consultant shall not be liable to the Company, or to any officer, director, employee, shareholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of advice hereunder. Except in those cases where the gross negligence or willful misconduct of the Consultant or the breach by the Consultant of this Agreement is alleged and proven, the Company agrees to defend, indemnify and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including, but not limited to, attorneys’ fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this Agreement.

     6.     Expenses. The Company, upon receipt of appropriate supporting documentation, shall reimburse the Consultant for any and all reasonable out-of-pocket expenses incurred by the Consultant in connection with services rendered by the Consultant to the Company pursuant to this Agreement, including, but not limited to, hotel, food and associated expenses, all charges for travel and long-distance telephone calls and all other expenses incurred by the Consultant in connection with services rendered by the Consultant to the Company pursuant to this Agreement.

     7.     Compensation. As compensation for the services to be rendered by the Consultant to the Company pursuant to Section 3 hereof, the Company shall pay the Consultant a financial consulting fee of six thousand five hundred dollars ($6,500) per month for twenty-four (24) months commencing on      2002.

     8.     Other Advice. In addition to the duties set out in Section 3 hereof, the Consultant agrees to furnish, if requested by the Company, advice to the Company in connection with the acquisition of and/or merger with other companies, joint ventures with any third parties, and license and royalty agreements, including, but not limited to, the sale of the Company itself (or any significant percentage, subsidiaries or affiliates thereof).

     In the event that any such transactions are directly or indirectly originated by the Consultant while this Agreement is in effect, the Company shall pay fees to the Consultant as follows:

Legal Consideration	Fee
1. $0 — $5,000,000	5% of legal consideration
2. above $5,000,000	Amount calculated pursuant to line 1 of this computation, plus 2.5% of excess over $5,000,000

Legal consideration is defined, for purposes of this Agreement, as the total of stock (valued at market on the day of closing, or if there is no public market, valued as set forth herein for other property), cash and assets and property or other benefits exchanged by the Company or received by the Company or its shareholders (all valued at fair market value as agreed or, if not, by any independent appraiser), irrespective of period of payment or terms.

     9.     Form of Payment. All fees due to the Consultant pursuant to Section 8 hereof are due and payable to the Consultant, in cash or by certified check, at the closing or closings of a transaction specified in such Section 8 or as otherwise agreed between the parties hereto; provided, however, that in the case of license and royalty agreements specified in Section 8 hereof, the fees due the Consultant in receipt of such license and royalty agreements shall be paid as and when license and/or royalty payments are received by the Company. In the event that this Agreement is terminated for any reasonthen, notwithstanding any such termination, the Consultant shall be entitled to the full fee for any transaction contemplated under Section 8 hereof which closes within twelve (12) months after such termination.

     10.     Limitation Upon the Use of Advice and Services.

     (a)  No person or entity, other than the Company or any of its subsidiaries, shall be entitled to make use of or rely upon the advice of the Consultant to be given hereunder, and the Company shall not transmit such advice to others, or encourage or facilitate the use of or reliance upon such advice by others, without the prior written consent of the Consultant.

     (b)  It is clearly understood that the Consultant, for services rendered under this Agreement, makes no commitment whatsoever as to making a market in the securities of the Company or to recommend or advise its clients to purchase the securities of the Company. Research reports or corporate finance reports that may be prepared by the Consultant will, when and if prepared, be done solely on the merits or judgment of analysts of the Consultant or senior corporate finance personnel of the Consultant.

     (c)  The use of the Consultant’s name in any annual report or other report of the Company, or any release or similar document prepared by or on behalf of the Company, must have the prior written approval of the Consultant unless the Company is required by law to include the Consultant’s name in such annual report, other report or release, in which event the Consultant will be furnished with a copy of such annual report, other report or release using Consultant’s name in advance of publication by or on behalf of the Company.

     (d)  The Consultant shall not disclose confidential information which it learns about the Company as a result of its engagement hereunder, except as such disclosure as may be required by law or for Consultant to perform its duties hereunder.

     11.     Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of the remainder of this Agreement.

     12.     Miscellaneous.

     (a)  Any notice or other communication between the parties hereto shall be sent by certified or registered mail, postage prepaid, if to the Company, addressed to it at 300 Professional Drive, Gaithersburg, Maryland 20879 Attention: Chief Financial Officer, with a copy to Covington & Burling, 1201 Pennsylvania Avenue, Washington, DC 20004, Attention: D. Michael Lefever, or, if to the Consultant, addressed to it at 17 State Street, 19th Floor, New York, NY 10004, Attention: Mr. Bruce Meyers with a copy to Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022, Attention: Robert H. Cohen, Esq., or to such address as may hereafter be designated in writing by one party to the other. Such notice or other communication shall be deemed to be given on the date of receipt.

     (b)  If, during the term hereof, the Consultant shall cease to do business, the provisions hereof relating to the duties of the Consultant and compensation by the Company as it applies to the Consultant shall thereupon cease to be in effect, except for the Company’s obligation of payment for services rendered prior thereto. This Agreement shall survive any merger of, acquisition of, or acquisition by the Consultant and, after any such merger or acquisition, shall be binding upon the Company and the corporation surviving such merger or acquisition.

     (c)  The Company may terminate this Agreement at any time upon written notice to the Consultant accompanied by payment in an amount equal to $156,000, minus the total fees paid to the Consultant in accordance with Section 7 hereof prior thereto.

     (d)  This Agreement embodies the entire agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the central subject matter hereof.

     (e)  This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

     (f)  This Agreement shall be construed and interpreted in accordance with laws of the State of New York, without giving effect to conflicts of laws.

     (g)  This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

ANTEX BIOLOGICS INC

By:
Name:

Title:

ROAN/MEYERS ASSOCIATES, L.P.

By: Meyers/Janssen Securities Corp. Its General Partner

By:
Name:

Title:

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